Exhibit 28(d)(lvii)

SUNAMERICA SERIES TRUST

AMENDMENT

To INVESTMENT SUB-SUB-ADVISORY AGREEMENT

This AMENDMENT is made as of this 1st day of April, 2017 among Schroder Investment Management North America Inc. and Schroder Investment North America Limited to the Sub-Sub-Advisory Agreement dated as of February 6, 2017, with respect to the SunAmerica Series Trust SA Schroders VCP Global Allocation Portfolio (the “Sub-Sub-Advisory Agreement”).

WHEREAS, the Parties desire to amend the Sub-Sub-Advisory Agreement to provide for a revised sub-sub-advisory fee;

NOW, THEREFORE, the parties agree as follows:

1. Section 4 of the Sub-Sub-Advisory Agreement is hereby replaced with the following:

2. Compensation of SIMNA Limited. For the services to be rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not the Trust or the Portfolio) will pay to SIMNA Limited at the end of each of month a fee equal to the amount set forth on Appendix A attached hereto. For clarity, SIMNA (and not the Trust, the Portfolio or SunAmerica) shall be obligated to pay SIMNA Limited fees hereunder for any period only out of and following SIMNA’s receipt from SunAmerica of advisory fees pursuant to Section 3 of the SunAmerica Advisory Agreement for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

3. Appendix A, to read as follows, is hereby added to the Sub-Sub-Advisory Agreement:

Compensation of SIMNA Limited

For services rendered by SIMNA Limited as provided in this Agreement, SIMNA (and not the Trust or the Portfolio) will pay SIMNA Limited a sub-sub-advisory fee at the end of each month, in an amount determined based upon the internal Schroders Group Transfer Pricing Policy then in effect. As of the date hereof, under the current Schroders Group Transfer Pricing Policy, SIMNA will pay to SIMNA Limited at the end of each of month an amount equal to forty-nine and a half percent (49.5%) of all fees actually paid by SunAmerica to SIMNA in the prior month under Section 3 and Schedule A of the SunAmerica Advisory Agreement.

4. All other provisions of the Investment Sub-Sub-Advisory Agreement remain unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers as of the day and year first above written.

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ MARK A. HERMENETZ
Name: Mark A. Hermenetz
Title: Authorized Signatory

By:	/s/ WILLIAM P. SAUER
Name: William P Sauer
Title: Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA LIMITED

By:	/s/ HENRY PHILIP
Name: Henry Philip
Title: Authorized Signatory

By:	/s/ MARK A. HERMENETZ
Name: Mark A. Hermenetz
Title: Authorized Signatory